EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. ANNOUNCES FISCAL 2007 FOURTH
QUARTER AND FULL YEAR FINANCIAL RESULTS AND PROVIDES UPDATE ON
STRATEGIC REVIEW
- Company to Exit the Disney Store North America Chain -
- Company to Cut $12.0 Million out of Annualized Administrative Expense -
- Company Plans to Reduce Fiscal 2008 Capital Expenditures by at Least 50% -
- Q407 Loss Per Share of $2.01 Includes Impairment Charges & Other Costs Related to the Exit of the Disney
Store North America Business -

Secaucus, New Jersey - March 20, 2008 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced its fiscal 2007 fourth quarter and full year financial results and also announced several important actions the Company is taking as a result of its strategic review process.

SUMMARY OVERVIEW OF FISCAL 2007 FOURTH QUARTER AND FULL YEAR RESULTS

•	Consolidated net sales for the fourth quarter increased 4% to $670.9 million.
•	Consolidated comparable store sales for the fourth quarter increased 3%.
•
The Company’s fourth quarter net loss was $58.5 million, or $2.01 per share for the thirteen-week period compared to net income of $44.7 million, or $1.48 per share in the fourteen-week period last year.

•	Consolidated sales for the fiscal year increased 7% to $2,162.6 million.
•	Consolidated comparable store sales for the fiscal year increased 2%
•	Net loss for the full year was $59.6 million, or $2.05 per share, compared to net income of $87.4 million, or $2.92 per share last year.

A full overview of our fiscal 2007 fourth quarter and full year financial results is included below.

UPDATE ON STRATEGIC REVIEW - KEY ACTIONS & PRIORITIES
As part of the Company’s strategic review process first announced in October 2007, the Company is taking the following actions:

1.	Exiting the Disney Store North America business
2.	Enhancing Profitability through Workforce Reduction
3.	Reducing Planned 2008 Capital Expenditure Budget
4.	Inventory Strategy Update

Chuck Crovitz, Interim Chief Executive Officer of The Children’s Place Retail Stores, Inc., commented, “The corporate actions announced today are consistent with the strategic priorities we put forth at the end of 2007. Given the challenging macro-economic environment, we believe the steps we are taking today, while difficult, will put The Children’s Place in position to realize its full potential. We remain firmly focused on executing our initiatives to increase sales and streamline operations, and believe that we will drive profitable growth over the long-term. We believe The Children’s Place brand, as a leading value player in the specialty children’s apparel arena, is well-positioned in this environment.”

1. Exiting the Disney Store North America Business
The Company has decided to exit the Disney Store North America (“DSNA”) business after a thorough review of the operation, its potential for earnings growth, its capital needs and its ability to fund such needs from its own resources. The DSNA business is conducted by the Company’s subsidiaries Hoop Holdings LLC and Hoop Holding Canada, Inc. under a license from The Walt Disney Company.

The Company and Hoop are actively pursuing alternatives for immediately implementing the exit from the DSNA business. These include a possible disposition by Hoop of a substantial portion of the business or other means to terminate its operations. The Company and Hoop are in an advanced phase of discussions with The Walt Disney Company regarding the terms under which Disney might regain ownership and control of approximately two-thirds of the existing stores. Hoop and the Company intend to disclose the arrangements for exiting the DSNA business in the very near term.

In addition to costs that will be incurred by the Hoop subsidiaries in connection with exiting the DSNA business, at this time the Company expects that it may incur pre-tax cash exit costs in the range of $50 million to $100 million, payable over a period of time. Reflecting its decision to exit the business, the Company recognized a pre-tax asset impairment charge of $80.3 million in the fourth quarter of fiscal 2007, as described below.

Unrelated to the Company’s decision to exit the business, Hoop recently received notices of several material breaches under its license agreement with The Walt Disney Company. Hoop believes it has cured some of the asserted breaches and intends to cure or to assert defenses to other asserted breaches.

2. Enhancing Profitability through Workforce Reduction
Consistent with its plans to exit the DSNA business and in connection with the review of its expense structure, the Company is implementing a workforce reduction to enhance profitability. Specifically, the Company plans to eliminate approximately 80 current positions from its shared services workforce which is on top of approximately 50 open positions the Company has determined not to fill, for a combined reduction in size of approximately 30%. The Company expects to realize annualized savings of approximately $12.0 million, pre-tax, which represented 11% of its fiscal 2007 shared services expense. The Company expects to incur expenses in association with this workforce reduction of $1.5 million to $2.0 million, pre-tax, in the first quarter of fiscal 2008, primarily relating to severance costs.

Beyond the workforce reduction, the Company is committed to streamlining operations to generate efficiencies that are expected to benefit the Company in future periods.

3. Reducing Planned 2008 Capital Expenditure Budget
Reflecting the Company’s planned exit of the DSNA business, coupled with capital expense reductions at its core Children’s Place brand, the Company now anticipates spending $65 million to $75 million in fiscal 2008, more than 50% below its previously announced fiscal 2008 capital expenditure level of $150 million, and over 60% below its capital spending level of $200 million in fiscal 2007. Of the anticipated spend, $55 million reflects new store openings, remodels and maintenance and approximately $15 million reflects information technology and other initiatives. The primary drivers of the Company’s anticipated capital expenditure reduction are the decisions pertaining to exiting of the DSNA business and the Company’s decision not to move forward with the build out of its new corporate headquarters.

4. Inventory Strategy Update
The Company continues to make progress related to its inventory investment strategy. At the end of the fourth quarter, inventory per square foot was up 9% at The Children’s Place brand, below the Company’s previous guidance of an increase in the low-teens range. Further, the Company expects Children’s Place inventory per square foot to be flat to low single digit increases in year-over-year at the end of the first quarter and further anticipates that its inventory position will be below last year’s levels on a per square foot basis at the end of the second quarter.

FOURTH QUARTER & FULL YEAR FINANCIAL RESULTS

Fiscal 2007 Fourth Quarter

•
Consolidated net sales for the thirteen-weeks ended February 2, 2008, increased 4% to $670.9 million compared to $645.2 million for the fourteen-weeks ended February 3, 2007. Fourth quarter sales were comprised of $443.4 million from The Children’s Place brand, a 6% increase over last year, and $227.5 million from Disney Store, flat to last year.

•
Consolidated comparable store sales for the 13 weeks ended February 2, 2008, increased 3%. The Children’s Place brand’s comparable store sales increased 7% on top of last year’s 2% increase. Disney Store’s comparable store sales decreased 4% versus last year’s 14% increase.

•
The Company’s fourth quarter net loss was $58.5 million, or $2.01 per share for the thirteen-week period compared to net income of $44.7 million, or $1.48 per share in the fourteen-week period last year. As a reminder, last year’s extra fiscal week generated $29.5 million in sales, and earnings per share of $0.04. Included in the fourth quarter 2007 net loss are certain significant items including:

•
Approximately $95.1 million, pre-tax, in asset impairment charges, including $80.3 million in impairments related to the decision to exit the DSNA business; $14.8 million in impairments related to the decision to cease construction of the building the Company had planned to use as its corporate headquarters

•
Approximately $12.0 million, pre-tax, in other costs, which comprised $6.1 million in costs associated primarily with the cancellation of the Disney Store remodeling program and $5.9 million in lease exit costs related to the Company’s decision not to move forward with the building it had planned to use as its corporate headquarters.

•
$6.1 million in tax provisions related to the Company’s decision to repatriate a portion of retained earnings of its overseas subsidiaries. As part of the decision to exit the DSNA business, the Company repatriated approximately $45 million of its foreign earnings in order meet obligations pertaining to its Disney Store subsidiaries.

•	$4.8 million, pre-tax, in accelerated depreciation and Disney Store refresh expense
•	$3.6 million, pre-tax, in wrap-up fees and tender offer resulting from the Company’s 2006 stock option investigation and the filing of its delinquent financial reports and other audit fees
•	$2.0 million, pre-tax, in costs associated with the Company’s strategic review process.
•	$0.7 million, pre-tax, in executive severance
•
Excluding these items, fourth quarter net income was $20.5 million. Net income excluding these items is a non-GAAP measure. The Company believes the excluded items are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it may facilitate comparisons of its past and future performance. For a reconciliation of net loss as reported to adjusted net income please see the attached table.

•	Basic shares outstanding in the fourth quarter were 29.1 million. Had the Company generated income in the fourth quarter, diluted shares outstanding would have been approximately 29.3 million.
•	During the fourth quarter, the Company opened seven Children’s Place stores and closed ten. In addition, the Company opened fifteen Disney Stores and closed eight.

Fiscal Year 2007

•
Consolidated sales for the fifty-two weeks ended February 2, 2008, increased 7% to $2,162.6 million, compared to $2,017.7 million for the fifty-three weeks ended February 3, 2007. Fiscal 2007 sales were comprised of $1,520.4 million from The Children’s Place, an 8% increase over last year, and $642.2 million in sales from Disney Store, a 5% increase over last year.

•
Consolidated comparable store sales for the 52 weeks ended February 2, 2008, increased 2% on top of last year’s 11% increase. The Children’s Place brand’s comparable store sales increased 3% on top of last year’s 10% increase. Disney Store’s comparable store sales were flat compared to last year’s 14% increase.

•
Net loss for the full year was $59.6 million, or $2.05 per share, compared to net income of $87.4 million, or $2.92 per share last year. As a reminder, last year’s extra fiscal week generated $29.5 million in sales, and earnings per share of $0.04. Included in fiscal 2007’s net loss are several significant items:

•	Approximately $95.1 million, pre-tax, in asset impairment charges, as discussed in detail above
•	Approximately $12.0 million, pre-tax in other costs, as discussed in detail above
•	$6.1 million in tax provisions, as discussed in detail above
•	$10.5 million, pre-tax, in accelerated depreciation and Disney Store refresh expense
•	$11.7 million, pre-tax, in wrap-up fees and tender offer resulting from the Company’s 2006 stock option investigation the filing of its delinquent financial reports and other audit fees
•	$4.7 million, pre-tax, in executive severance
•	$2.2 million, pre-tax, in costs associated with the Company’s strategic review
•
Excluding the impact of these items, fiscal 2007 net income was $30.1 million. Net income excluding these items is a non-GAAP measure. The Company believes the excluded items are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it may facilitate comparisons of its past and future performance. For a reconciliation of net loss as reported to adjusted net income please see the attached table.

•	Basic shares outstanding for the full year were 29.1 million. Had the Company generated income for the full year, diluted shares outstanding would have been 29.7 million.
•	During fiscal 2007, the Company opened 54 Children’s Place stores and closed sixteen. In addition, the Company opened 15 Disney Stores and closed eight.

Chuck Crovitz, Interim Chief Executive Officer of The Children’s Place Retail Stores, Inc., commented, “By any measure, fiscal 2007 was a very tough year for our Company. For the majority of the year, our merchandise assortments at The Children’s Place brand did not resonate with the consumer and our inventory levels were too high, particularly given the challenging economic environment. We believe, however, that the changes we have made to our merchandising strategy should put us in better position going forward. At Disney Store, we also owned too much inventory for the majority of the year, and, as it pertains to the fourth quarter, results were further impacted by late deliveries, difficult year-over-year comparisons and a lack of enthusiasm for toys this holiday season.”

The Company’s fiscal 2006 fourth quarter and full year results also have several significant items that it does not believe are indicative of the core business. For further detail, please see the attached table.

Mr. Crovitz concluded, “As we look ahead, while the environment is currently challenging, at this time we anticipate growing sales in the mid-single digits in 2008 which will be driven in part by 30 new store openings in the latter part of the year. Selling, general and administrative expense as a percent to sales are anticipated to be flat year-over-year, reflecting the Company’s workforce reduction and other expense reduction initiatives, partially offset by the absorption of shared services expense.”

Conference Call Information

The Children’s Place will host a conference call to discuss today’s announcements at 10:00 a.m. Eastern Time. Interested parties are invited to listen to the call by dialing (785) 424-1071 and providing the Conference ID, PLCE. The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com. A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on March 27, 2008. To access the replay, please dial (402) 220-0116, or you may listen to the audio archive on the Company’s website, www.childrensplace.com.

About The Children’s Place Retail Stores, Inc.
The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of February 2, 2008, the Company owned and operated 904 The Children’s Place stores and 335 Disney Stores in North America and The Children’s Place online store at www.childrensplace.com.

This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its reports of Forms 10-K and 10-Q. Risks and uncertainties relating to the exit of the Disney Store North America operations, and other elements of the Company’s strategic review, the restatement of the Company's historical financial information, the Company’s historical stock option granting practices and other historical practices identified as material weaknesses as described in the Company’s filings on December 5, 2007, the delays in scheduling of the Company’s fiscal 2006 shareholder meeting, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors also could cause actual results, events and performance to differ materially. Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact:	The Children’s Place Retail Stores, Inc.
Susan Riley, EVP, Finance & Administration, 201/558-2400
Rich Paradise, SVP, Chief Financial Officer, 201/558-2400
Heather Anthony, Senior Director, Investor Relations, 201/558-2865
Media:
Diane Zappas/Leigh Parrish of FD, 212/850-5600

(Tables Follow)

THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended: February 2, 2008	14 Weeks Ended: February 3, 2007	52 Weeks Ended: February 2, 2008	53 Weeks Ended: February 3, 2007

Net sales	$670,871	$645,180	$2,162,559	$2,017,713
Cost of sales, excluding depreciation	420,332	363,192	1,364,096	1,189,300

Gross profit	250,539	281,988	798,463	828,413
Selling, general and administrative expenses	207,285	192,013	698,590	625,490
Asset impairment charges	95,269	16,649	96,851	17,066
Other costs	12,020	761	12,020	761
Depreciation and amortization	22,844	19,309	79,700	65,701

Operating (loss)/income	(86,879)	53,256	(88,698)	119,395
Interest expense/(income), net	1,163	(1,590)	53	(3,933)

(Loss)/income before income taxes	(88,042)	54,846	(88,751)	123,328
(Benefit) provision for income taxes	(29,549)	10,185	(29,184)	35,938
Net (loss)/income	$(58,493)	$44,661	$(59,567)	$87,390

Basic net (loss)/income per common share	$(2.01)	$1.54	$(2.05)	$3.03
Basic weighted average common shares and common shares equivalents outstanding	29,107	29,084	29,090	28,828

Diluted net (loss)/income per common share	$(2.01)	$1.48	$(2.05)	$2.92
Diluted weighted average common shares and common share equivalents outstanding	29,107	30,096	29,090	29,907

THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	February 2, 2008	February 3, 2007

Current assets:

Cash and investments	$82,076	$189,665
Accounts receivable	45,698	35,173
Inventories	285,280	239,039
Other current assets	97,822	59,227

Total current assets	510,876	523,104

Property and equipment, net	357,458	341,739
Other assets, net	129,203	72,142

Total assets	$997,537	$936,985

Current liabilities:

Revolving credit facility	$88,976	$0
Accounts payable	80,807	80,469
Accrued expenses and other current liabilities	140,673	158,886

Total current liabilities	310,456	239,355

Other liabilities	214,809	175,843

Total liabilities	525,265	415,198

Stockholders’ equity	472,272	521,787

Total liabilities and stockholders’ equity	$997,537	$936,985

THE CHILDREN’S PLACE RETAIL STORES, INC.
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Thirteen Weeks Ended February 2, 2008
	The Children’s Place	Disney Store	Shared Services		Total Company

Net sales	$443.4	$227.5	$	---	$670.9
Asset impairment charges	15.0	80.3		---	95.3
Segment operating profit (loss)	35.0	(92.1)		(29.8)	(86.9)
Operating profit (loss) as a percent of net sales	7.9%	(40.5)%		N/A	(13.0)%

	Fourteen Weeks Ended February 3, 2007
	The Children’s Place	Disney Store	Shared Services		Total Company

Net sales	$416.8	$228.4	$	---	$645.2
Asset impairment charges	---	16.6		---	16.6
Segment operating profit (loss)	70.8	10.2		(27.7)	53.3
Operating profit as a percent of net sales	17.0%	4.5%		N/A	8.3%

	52 Weeks Ended February 2, 2008
	The Children’s Place	Disney Store	Shared Services		Total Company

Net sales	$1,520.4	$642.2	$	---	$2,162.6
Asset impairment charges	16.6	80.3		---	96.9
Segment operating profit (loss)	125.6	(107.3)		(107.0)	(88.7)
Operating profit (loss) as a percent of net sales	8.3%	(16.7)%		N/A	(4.1)%

	53 Weeks Ended February 3, 2007
	The Children’s Place	Disney Store	Shared Services		Total Company

Net sales	$1,405.4	$612.3	$	---	$2,017.7
Asset impairment charges	0.4	16.7		---	17.1
Segment operating profit (loss)	204.5	11.4		(96.5)	119.4
Operating profit as a percent of net sales	14.6%	1.9%		N/A	5.9%

THE CHILDREN’S PLACE RETAIL STORES, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In millions)
(Unaudited)

	13 Weeks	14 Weeks
	Ended	Ended
	2/2/2008	2/3/2007
(Loss)/Income before income taxes	$(88.0)	$54.8

Asset impairment charges:
-Exit Disney Store business	80.3	-
-Write-off construction of future corporate headquarters	14.8	-
-'Mickey' Store impairment		9.6
-Write-offs related to the decision not to proceed with the 42nd
St. in New York City and infrastructure investments that were
made in connection with the Disneystore.com	-	7.1

Other costs:
-Lease exit costs related to the future corporate headquarters	5.9	0.9
-Cancellation of Disney store remodeling program	6.1	-

Disney Store "maintenance and refresh" expense	3.9	-

Accelerated depreciation on 'Mickey' Stores	0.9	-

Costs paid or accrued for the stock option investigation, the filing of delinquent SEC reports and the re-mediation of tax
implications related to stock options, including a tender offer in 2007
and incremental external audit fees	3.6	10.5

Executive severance	0.7	-

Costs associated with the strategic review process	2.0	-
Aggregate impact of significant items	118.2	28.1
Adjusted income before taxes	30.2	82.9

Taxes as reported:	29.5	(10.2)

Income tax effect of significant items noted above	(45.3)	(11.2)

Tax provision related to Company's decision not to permanently
re-invest in certain foreign earnings	6.1	-

Foreign tax credits	-	(9.5)
Taxes as adjusted	(9.7)	(30.9)

Adjusted net income	$20.5	$52.0

THE CHILDREN’S PLACE RETAIL STORES, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In millions)
(Unaudited)

	52 Weeks	53 Weeks
	Ended	Ended
	2/2/2008	2/3/2007
(Loss)/Income before income taxes	$(88.8)	$123.3

Asset impairment charges:
-Exit Disney Store business	80.3	-
-Write-off construction of future corporate headquarters	14.8	-
-'Mickey' Store impairment		9.6
-Write-offs related to the decision not to proceed with the 42nd
St. in New York City and infrastructure investments that were
made in connection with the Disneystore.com	-	7.1

Other costs:
-Lease exit costs related to the future corporate headquarters	5.9	0.9
-Cancellation of Disney store remodeling program	6.1	-

Disney Store "maintenance and refresh" expense	6.9	-

Accelerated depreciation on 'Mickey' Stores	3.6	-

Costs paid or accrued for the stock option investigation, the filing of delinquent SEC reports and the re-mediation of tax
implications related to stock options, including a tender offer in 2007 and	11.7	16.8
incremental external audit fees

Executive severance	4.7	0.8

Settlement of a class action lawsuit	-	2.1

Costs associated with the strategic review process	2.2	-
Aggregate impact of significant items	136.2	37.3
Adjusted income before taxes	47.4	160.6

Taxes as reported:	29.2	(35.9)

Income tax effect of significant items noted above	(52.6)	(15.0)

Tax provision related to Company's decision not to permanently re-invest in
certain foreign earnings	6.1	-

Foreign tax credits	-	(9.5)
Taxes as adjusted	(17.3)	(60.4)

Adjusted net income	$30.1	$100.2

###